Exhibit 8.2

December 4, 2015

MarkWest Energy Partners, L.P.

1515 Arapahoe Street, Tower 1, Suite 1600

Denver, Colorado 80202

Re: MPLX LP Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the registration statement on Form S-4 of MPLX LP (Registration No. 333-206445), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by MPLX LP of common units representing limited partner interests in MPLX LP (the “Common Units”) pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of July 11, 2015, by and among MPLX LP, MPLX GP LLC, Marathon Petroleum Corporation, Sapphire Holdco LLC, and the Partnership. Pursuant to such Merger Agreement, Sapphire Holdco LLC will merge with and into the Partnership, with the Partnership continuing as the surviving entity and becoming a wholly owned subsidiary of MPLX LP (the “Merger”).

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions relating to the consequences of the Merger to the Partnership and its common unitholders contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, representations, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or

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difference in the facts from those set forth in the representations described above, including in the Registration Statement may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.” We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.